CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-59064) of Aerosonic Corporation of our report dated October 27, 2003, except for the information in Note 7 as to which the date is October 30, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

Tampa, Florida

April 5, 2004